UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Van Tsai, Gerald

   P.O. Box 900
   Hanover, NH  03755
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   October 31, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   HAGGAR CORP.
   HGGR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |322,100               |D               |                                               |
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Common Stock                               |15,900                |I               |By Mother and Husband                          |
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Common Stock                               |19,500                |I               |By Mother                                      |
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Common Stock                               |4,175                 |I               |By Son                                         |
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Common Stock                               |5,800                 |I               |By Daughter                                    |
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Common Stock                               |42,600                |I               |By Son                                         |
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Common Stock                               |28,000(1)             |I               |By Trust                                       |
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Common Stock                               |15,700(1)             |I               |By Trust                                       |
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Common Stock                               |19,900(1)             |I               |By Trust                                       |
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Common Stock                               |23,000(1)             |I               |By Trust                                       |
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Common Stock                               |156,550               |I               |By Wife                                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held in separate trusts for the benefit of the reporting person's children. The reporting person's spouse is trustee of the trusts.
SIGNATURE OF REPORTING PERSON
/s/   Gerald Van Tsai
DATE
February  12, 2001